UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2004

K2 INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road, Carlsbad, CA	92009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On July 21, 2004, during a conference call concerning second quarter 2004 earnings and forward-looking statements for fiscal 2004 and third quarter 2004 of K2 Inc. (“K2”), and in connection with filing its earnings release on July 21, 2004 on a current report on Form 8-K, K2 provided the following information in response to questions from investors and analysts:

Gross profit as a percentage of sales for fiscal 2004 is expected to be 1% higher than for fiscal 2003.

Pre-season orders for winter sports products, which are part of the Action Sports segment, are higher in 2004 when compared to 2003 in the mid to high single digit percentage range depending on product and region.

The effective tax rate for K2 is expected to be approximately 35.5% for fiscal 2004.

K2 clarified that despite the higher effective tax rate and upsizing of the Company’s 7.375% high yield debt offering from $150 million to $200 million and common stock offering from $75 million to $100 million, K2 reconfirmed its guidance for 2004 with diluted earnings per share of approximately $0.86 on projected average diluted shares of 50.3 million.

The above statements include forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the Company’s most recent annual report on Form 10-K/A, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of the statement, and the Company does not undertake to update any forward-looking statement.

The information is this Item is furnished pursuant to Item 9, “Regulation FD Disclosure” and Item 12, “Results of Operations and Financial Condition.” The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2004	K2 INC.

	By:	/s/ John J. Rangel
John J. Rangel
Senior Vice President and Chief Financial Officer